Exhibit 10.1.1

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the "License Agreement"), dated as of the 1st day of September, 2010, is between Bass Lake Realty LLC, a Delaware limited liability company, with an address in care of Great Point Investors LLC, Two Center Plaza, Suite 410, Boston, MA 02108, Attn: Joseph A. Versaggi ("Licensor"), and Clearfield, Inc., a Minnesota corporation, with an address at 5480 Nathan Lane, Suite 120, Plymouth, MN 55442 ("Licensee").

WITNESSETH:

WHEREAS, Licensor owns certain real property located at 5480 Nathan Lane, Plymouth, Minnesota commonly known as "Bass Lake Business Centre" (the "Property"). Licensee desires to occupy a portion of the Property consisting of approximately 7,338 square feet of rentable space, known as Suites 130 and 134 (the "Licensed Premises") as shown on Exhibit A attached hereto, and Licensee has requested that Licensor grant Licensee a license to use and occupy the Licensed Premises.  Licensor has agreed to accommodate Licensee's desire to so occupy the Licensed Premises, but only on the express condition that Licensee's use and occupancy of the Licensed Premises be subject to the terms, provisions and requirements hereinafter set forth; and

WHEREAS, Licensor and Licensee desire to document their agreement with respect to the Licensed Premises.

NOW, THEREFORE, the parties hereto intending to be legally bound hereby, covenant with each other as follows:

1. The Licensor hereby grants to Licensee a license to use the Licensed Premises, said Licensed Premises to be used for warehouse uses, and for no other purpose or purposes. Licensee shall occupy the Licensed Premises as a licensee only and this License Agreement shall not be construed as a lease of the Licensed Premises.

2. Licensee shall have the right to use and occupy the Licensed Premises beginning on September 1, 2010 through and including February 28, 2011, and thereafter until the date that is thirty (30) days following the date of a written notice of termination from either Licensor to Licensee or Licensee to Licensor, provided, however, if no such termination notice is given, the term of this License Agreement shall expire on August 31, 2011 (the "License Term").  On or before the last day of the License Term, Licensee shall vacate the Licensed Premises.  If Licensee fails to vacate the Licensed Premises at the end of the License Term and/or fails to restore the Licensed Premises as set forth in paragraph 4 hereof, for any time that Licensee remains in the Licensed Premises or fails to restore the Licensed Premises, Licensee shall pay to Licensor two times the Monthly License Fee set forth in Paragraph 3 below as well as be liable to Licensor for any damages incurred by Licensor as a result of Licensee's failure to vacate the Licensed Premises within the time specified.

3. Licensee shall pay to Licensor a license fee (the "Monthly License Fee") equal to (a) $1,834.50 per month for each month during the License Term, plus (b) CAM Charges

Applicable to the Licensed Premises (as defined below).  The Monthly Fee shall be paid without demand, offset, deduction or counterclaim, on the first day of each calendar month of the License Term.  "CAM Charges Applicable to the Licensed Premises" shall mean the following: (i) Licensee's Pro Rata Share of the real property taxes applicable to the Property, and (ii) Licensee's Pro Rate Share of Operating Expenses (as defined below).  "Operating Expenses" means all costs and expenses incurred by Licensor with respect to the ownership, maintenance and operation of the Property including, but not limited to:   insurance premiums; maintenance, repair and replacement of the heating, ventilation, air conditioning, plumbing, electrical, mechanical, utility and safety systems, paving and parking areas, roads and driveways; maintenance of exterior areas such as gardening and landscaping, snow removal  and signage; maintenance and repair of roof membrane, flashings, gutters, downspouts, roof drains, skylights and waterproofing; painting; lighting; cleaning; refuse removal; security; utility services attributable to the common areas; building personnel costs; personal property taxes; rentals or lease payments paid by Licensor for rented or leased personal property used in the operation or maintenance of the Property; fees for required licenses and permits; and a property management fee. Operating Expenses do not include: (a) expenditures for capital improvements except (i) those which Licensor anticipates will have the effect of reducing current and/or future Operating Expenses or the rate of increase in Operating Expenses, and (ii) those required by legal requirements or insurance requirements; (b) debt service under mortgages or ground rent under ground leases; (c) costs of restoration to the extent of net insurance proceeds received by Licensor; (d) leasing commissions and tenant improvement costs; and (e) litigation expenses relating to disputes with tenants. Licensee's "Pro Rata Share" shall mean 11.65%.

4. Licensee covenants: (i) that no waste or damage shall be committed upon or to the Licensed Premises; (ii) that the Licensed Premises shall be used for only the purposes stated herein; (iii) that the Licensed Premises shall not be used for any unlawful purpose; and (iv) that Licensee shall not permit or use any hazardous substances at the Licensed Premises. Throughout Licensee's use of the Licensed Premises, Licensee, at its sole cost and expense, shall: (a) take good care of the Licensed Premises, make all repairs necessary to preserve them in good order and condition, (b) promptly pay the expense of such repairs and installations; (c) give prompt notice to Licensor of any damage that may occur; (d) execute and comply with all laws, rules, orders, ordinances and regulations at any time issued or in force (either by any governmental authority or by Lessor), applicable to the Licensed Premises or the Licensee's use thereof; and (e) pay all utility costs relating to Licensee's use of the Licensed Premises directly to the applicable utility company if the Licensed Premises are separately metered, or to Licensor based on Licensor's reasonable determination as to Licensee's utility usage. Licensee acknowledges that it is taking occupancy of the Licensed Premises in "as is" condition and that the Licensed Premises shall be peacefully yielded up at the end of the License Term in the same, or better, condition as of the date hereof Licensee shall make no alterations to the Licensed Premises without obtaining Licensor's prior written consent; provided, however, Landlord hereby consents to Licensee's creation of an opening between Suites 130 and 134 (which shall be completed in compliance with the terms and provision of Section 9.4 of that certain lease between Licensor, as landlord, and Licensee, as tenant, dated May _, 2006, with respect to certain premises located at the Property). On or prior to the expiration or earlier termination of the License Term, Licensee shall completely restore the Licensed Premises to the condition that such Licensed Premises is in on the date hereof.

5. Licensee shall not assign, transfer, sublet, mortgage or encumber this Agreement or the Licensed Premises or suffer or permit the Licensed Premises or any part thereof to be used by others.

6. Licensor shall not be liable to Licensee or any other person on or about the Licensed Premises for any damage either to person or property, or for any loss incurred on or about the Licensed Premises through fault of the Licensee or any other person.

7. Licensee shall be responsible for, and shall indemnify Licensor from any loss, claim or cost incurred by Licensor as a result of any use of the Licensed Premises or the Property, or any act done thereon by the Licensee or any person coming or being thereon by the license of the Licensee, express or implied, and also to save Licensor harmless from any liability to any person, for damage to person or property resulting from any such causes. Prior to the commencement of the License Term, Licensee shall deliver to Licensor certificates of insurance evidencing that Licensee has in full force and effect, at its sole cost and expense, a Commercial-General Liability policy with coverages at minimum limits which are acceptable to Licensor and which covers the License Term.  All certificates of insurance provided by Licensee will name Licensor as an additional insured and will provide that the coverages set forth therein are primary to insurance coverage obtained by Licensor. All such certificates of insurance shall bear the endorsement "Not to be canceled or modified without thirty (30) days' prior written notice to Bass Lake Realty LLC" and Great Point Investors LLC and shall be issued by insurance companies with an A.M. Best rating of not less than A-, Class XII (or equivalent rating), and qualified to do business in the State of Minnesota. The delivery of the certificates of insurance by Licensee in form and substance and within the time required herein shall be a condition of this Agreement being effective.

8. If Licensee shall default in the performance or observance of any agreement or condition on its part to be performed or observed, and if Licensee shall fail to cure such default within five business days after written notice of said default from Licensor, then Licensor may lawfully immediately, or at any time thereafter, and without further notice, terminate this License Agreement, and Licensee shall forthwith quit the Licensed Premises, however, Licensee shall remain liable to Licensor for all money or other damages arising from said default.

9. If after two business days following the expiration, termination or cancellation of this License Agreement, Licensee has failed to remove any property brought upon the Licensed Premises by Licensee, then said property shall be deemed abandoned by the Licensee and shall become the property of the Licensor, or Licensor may notify Licensee to remove same at Licensee's own cost and expense.  Upon Licensee's failure to do so, Licensor may, in addition to any other remedies available to it, remove said property as the duly authorized agent of Licensee, and store the same in a warehouse, whether or not authorizing the sale of said property for non-payment of storage charges, without in any way being liable for conversion or negligence by reason of the acts of Licensor or anyone claiming under it or by reason of the negligence of any person in caring for said property while in storage. Licensee will pay to Licensor upon removal and storage, irrespective of the length of time and storage, all costs, expenses and damages incurred by Licensor in connection therewith.

10. Nothing in this License Agreement shall be deemed or construed as creating a partnership, joint venture or a relationship of landlord and tenant between Licensor and Licensee.

11. If either party commences an action against the other to enforce any of the terms of this License Agreement or because of the breach of either party of any of the terms hereof, the losing or defaulting party shall pay to the prevailing party reasonable attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action.

12. All notices, requests and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered; sent by certified mail, return receipt requested, postage prepaid; or sent by national overnight delivery service which maintains delivery records. Notices shall be sent to the address specified in the introductory paragraph of this Agreement. Either party may change its notice address upon notice to the other party.

13. This Agreement shall be governed by and construed in accordance with the laws of State of Minnesota without reference to its conflicts of laws provisions. A determination by a court of competent jurisdiction that any provision of this Agreement or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision of this Agreement, which shall remain in full force and effect.

14. Licensor and Licensee each represent to the other that they have not dealt with any brokers in connection with this Agreement other than Northmarq Real Estate Services LLC and that they will each indemnify and hold harmless the other from any claim, demand, cost or liability arising from any breach of the foregoing representations.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this License Agreement has been duly executed by the parties hereto, intending to be legally bound thereby, under seal, as of the day and year first above written.

LICENSEE:

CLEARFIELD, INC, a Minnesota corporation

By:  /s/ Bruce Blackey
Name:  Bruce Blackey
Title: CFO

LICENSOR:

BASS LAKE REALTY LLC, a Delaware limited liability company

By:  /s/ Andrew G. LeStage
Name:  Andrew G. LeStage
Title:  Treasurer